Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

TRANSATLANTIC HOLDINGS, INC.

          The undersigned President and Chief Executive Officer of Transatlantic Holdings, Inc. does hereby certify as follows:

          The name of the corporation is Transatlantic Holdings, Inc. (the “Corporation”).

1.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 10, 1986, under the name PREINCO Holdings, Inc.

2.

In accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Restated Certificate of Incorporation has been (a) duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, and (b) approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

3.	Pursuant to Section 103(d) of the DGCL, this Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

4.	The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

          FIRST: The name of the Corporation is Transatlantic Holdings, Inc.

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred and ten million (210,000,000) shares, of which two hundred million (200,000,000) shares of the par value of $1.00 per share shall be designated as Common Stock and ten million (10,000,000) shares of the par value of $1.00 per share shall be designated as Preferred Stock.

          The rights, preferences and limitations of said classes of stock are as follows:

1.	The Preferred Stock may be issued from time to time by the Board of

Directors as shares of one (1) or more series of Preferred Stock, and the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to fix the following:

a.	The distinctive serial designation of such series which shall distinguish it from other series;

b.	The number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in creating the series;

c.	The annual dividend rate (or method of determining such rate) for shares of such series, if any, and the date or dates upon which such dividends shall be payable;

d.

Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

e.

The amount or amounts which shall be paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

f.

The price or prices at which, the period or periods within which and the terms and conditions, if any, upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation;

g.

The obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed, in whole or in part, pursuant to such obligation;

h.

The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and the terms and conditions of any adjustments thereof, upon which the shares of such series shall be convertible at the option of the holder into shares of any class of stock or into shares of any other series of Preferred Stock;

i.	The voting rights, if any, of the shares of such series in addition to those required by law, including the number of votes per share;

j.

The ranking of the shares of the series as compared with shares of other series of Preferred Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

	k.	Any other relative rights, preferences or limitations of the shares of the series not inconsistent herewith or with applicable law.

2.

All series of Preferred Stock shall rank senior to all series of Common Stock in respect of the right to receive dividends (to the extent dividends are payable on a series of Preferred Stock) and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion) shall be canceled and upon the effectiveness of any filing required by the DGCL shall be restored to the status of authorized but unissued Preferred Stock undesignated as to series.

3.

No holder of shares of Common Stock or of shares of Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

4.

Except as otherwise provided by the Board of Directors in accordance with Section 1 above in respect of any series of the Preferred Stock or as required by law, all voting rights of the Corporation shall be vested exclusively in the holders of the Common Stock who shall be entitled to one (1) vote per share.

          FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1.

The number of directors of the Corporation shall be such as from time to time shall be fixed solely by the Board of Directors. Election of directors need not be by ballot unless the By-Laws so provide.

2.

In furtherance and not in limitation of the powers conferred upon the Board of Directors by the DGCL and this Restated Certificate of Incorporation, the Board of Directors is hereby expressly empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to applicable law.

3.	The Board of Directors shall have power, without the assent or vote of the stockholders, to make, adopt, alter, amend, change, supplement, add to and repeal the By-Laws of the Corporation in any manner not inconsistent with the DGCL or this Restated Certificate of Incorporation.

4.

A director may be removed from office with or without cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding capital stock of the Corporation entitled to vote in respect thereof.

          SIXTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. If the DGCL is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation with respect to actions taken or omitted prior to the effectiveness of such amendment shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Furthermore, any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

          EIGHTH: The Corporation shall be governed by Section 203 of the DGCL.

          IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by the President and Chief Executive Officer of the Corporation this 8th day of September, 2009.

TRANSATLANTIC HOLDINGS, INC.

By:	/s/ Robert F. Orlich

Name: Robert F. Orlich
Title: President and Chief Executive
Officer

[Signature page of the Restated Certificate of Incorporation]